Exhibit 5.1

[FORM OF OPINION OF JONES DAY]

[            ], 2012

Lam Research Corporation

4650 Cushing Parkway

Fremont, CA 94538

Re:	Registration Statement on Form S-4 by Lam Research Corporation

Ladies and Gentlemen:

We have acted as special counsel to Lam Research Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 86,124,282 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of December 14, 2011 (the “Merger Agreement”), by and among the Company, BLMS, Inc., a California corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Novellus Systems, Inc., a California corporation (“Novellus”), which provides for the merger of Merger Sub with and into Novellus, with Novellus as the surviving corporation and a wholly-owned subsidiary of the Company. The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2012 (Registration No. 333-179267) (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

In rendering the opinion set forth above, we have assumed that the stockholders of the Company will have approved the issuance of the Shares pursuant to the terms of the Merger Agreement as contemplated by the Registration Statement.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Lam Research Corporation

[            ], 2012

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,